Exhibit 99.1

FINANCIAL STATEMENTS OF CAH OPERATING PARTNERSHIP, L.P.

TABLE OF CONTENTS

Page
Report of Independent Auditors	1
Consolidated Balance Sheets of CAH Operating Partnership, L.P. at March 31, 2013 (unaudited) and December 31, 2012	2
Consolidated Statements of Operations of CAH Operating Partnership, L.P. for the three months ended March 31, 2013 (unaudited) and the period from July 31, 2012 (inception) through December 31, 2012	3
Consolidated Statements of Partners’ Capital of CAH Operating Partnership, L.P. for the three months ended March 31, 2013 (unaudited) and the period from July 31, 2012 (inception) through December 31, 2012	4
Consolidated Statements of Cash Flows of CAH Operating Partnership, L.P. for the three months ended March 31, 2013 (unaudited) and the period from July 31, 2012 (inception) through December 31, 2012	5
Notes to the Consolidated Financial Statements	6

REPORT OF INDEPENDENT AUDITORS

To the Partners of

CAH Operating Partnership, L.P.

We have audited the accompanying financial statements of CAH Operating Partnership, L.P. (the “Partnership”), which comprise the consolidated balance sheet as of December 31, 2012 and the related consolidated statements of operations, partners’ capital, and cash flows for the period from July 31, 2012 (inception) through December 31, 2012, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Partnership’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of CAH Operating Partnership, L.P. at December 31, 2012, and the consolidated results of its operations and its cash flows for the period from July 31, 2012 (inception) through December 31, 2012, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Los Angeles, California

June 24, 2013

CAH OPERATING PARTNERSHIP, L.P.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2013 (unaudited)	December 31, 2012
ASSETS
Investments in real estate:
Land and land improvements	$304,219	$155,256
Buildings and building improvements	732,426	380,562
Furniture, fixtures and equipment	13,147	7,587
Real estate held for sale	3,583	1,361

	1,053,375	544,766
Accumulated depreciation	(5,967)	(2,847)

	1,047,408	541,919
Cash and cash equivalents	157,334	19,885
Purchase and escrow deposits	107,944	43,524
Investment in unconsolidated joint venture	35,434	35,472
Other assets	21,415	13,778

Total assets	$1,369,535	$654,578

LIABILITIES AND PARTNERS’ CAPITAL
Liabilities:
Accounts payable and accrued property expenses	$6,474	$4,358
Tenant prepaid rent and security deposits	4,473	2,717
Other liabilities	36,370	1,582

Total liabilities	47,317	8,657

Commitments and contingencies (Note 7)
Partners’ Capital
Partners’ capital	1,322,218	645,921

Total liabilities and partners’ capital	$1,369,535	$654,578

The accompanying notes are an integral part of these financial statements.

CAH OPERATING PARTNERSHIP, L.P.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

	For the three months ended March 31, 2013 (unaudited)	For the Period from July 31, 2012 (Inception) through December 31, 2012
REVENUE
Rental income	$9,953	$7,511
Other income	398	331

Total Revenue	10,351	7,842

EXPENSES
Property maintenance expenses	1,145	1,501
Real estate taxes	2,587	1,933
Homeowners’ association fees	221	254
Property management fees	662	588
Insurance	511	370
Other property operating costs	270	349
Acquisition costs	274	981
Depreciation and amortization	3,120	2,345
General and administration	4,412	4,139

Total Expenses	13,202	12,460

Equity in losses from unconsolidated joint ventures	(38)	(129)

Net Loss	(2,889)	(4,747)
Net loss attributable to non-controlling interests	—	(192)

Net Loss Attributable to CAH Operating Partnership, L.P.	$(2,889)	$(4,555)

The accompanying notes are an integral part of these financial statements.

CAH OPERATING PARTNERSHIP, L.P.

CONSOLIDATED STATEMENTS OF PARTNERS’ CAPITAL

(In thousands)

	General Partner & Limited Partner	Associate General Partner	Limited Partner	Special Limited Partner	Non- Controlling Interest	Total Partners’ Capital
Balances at July 31, 2012 (Inception)	$—	$—	$—	$—	$—	$—
Cash contributions	296,457	105,000		2,000	—	403,457
Non-cash contributions	—	148,822	99,214	—	192	248,228
Offering costs	(1,017)	—	—	—	—	(1,017)
Net loss	(2,352)	(1,476)	(711)	(16)	(192)	(4,747)

Balances at December 31, 2012	293,088	252,346	98,503	1,984	—	645,921
Cash contributions (unaudited)	552,513	120,000	—	47,000	—	719,513
Distributions (unaudited)	(3,786)	(3,280)	(916)	(18)	—	(8,000)
Offering costs (unaudited)	(16,831)	(11,695)	(3,544)	(257)	—	(32,327)
Net loss (unaudited)	(1,505)	(1,084)	(243)	(57)	—	(2,889)

Balances at March 31, 2013 (unaudited)	$823,479	$356,287	$93,800	$48,652	$—	$1,322,218

The accompanying notes are an integral part of these financial statements.

CAH OPERATING PARTNERSHIP, L.P.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	For the three months ended March 31, 2013 (unaudited)	For the Period from July 31, 2012 (Inception) through December 31, 2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(2,889)	$(4,747)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,120	2,345
Amortization of leasing commissions	270	103
Equity in losses of unconsolidated joint ventures	38	129
Allowance for doubtful accounts	513	208
Net change in operating assets and liabilities:
Increase in accounts receivable	(3,930)	(2,524)
Increase in other assets	(4,490)	(11,565)
Increase in accounts payable and accrued property expenses	2,116	4,358
Increase in other liabilities	2,461	1,582
Increase in tenant prepaid rent and security deposits	1,756	2,717

Net cash used in operating activities	(1,035)	(7,394)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of real estate assets	(489,186)	(279,026)
Improvements and capital expenditures	(19,423)	(17,098)
Investment in unconsolidated joint venture	—	(35,513)
Increase in purchase and escrow deposits	(64,420)	(43,524)

Net cash used in investing activities	(573,029)	(375,161)

CASH FLOWS FROM FINANCING ACTIVITIES
Contributions by partners	719,513	403,457
Distributions to partners	(8,000)	—
Payment of offering costs	—	(1,017)

Net cash provided by financing activities	711,513	402,440

Net increase in cash	$137,449	$19,885
Cash at beginning of period	19,885	—

Cash at end of period	$157,334	$19,885

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Accrued offering costs	$32,327	$—

Non-cash contribution of investments in real estate	$—	$248,228

Elimination of equity in loss from unconsolidated joint venture	$—	$88

The accompanying notes are an integral part of these financial statements.

CAH OPERATING PARTNERSHIP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization and Operations

CAH Operating Partnership, L.P. (“CAH OP” or the “Partnership”), formerly CSFR Operating Partnership, L.P., was organized on July 31, 2012 as a Delaware limited partnership and successor to ColFin American Investors, LLC (“CAI”). CAI was organized on March 13, 2012 as a Delaware limited liability company for the purpose of acquiring, renovating, leasing and managing a portfolio of single-family residential properties in select metropolitan markets across the United States. CAI initially received capital commitments of $250 million from two investment vehicles (the “CAI Investors”) sponsored and managed by Colony Capital, LLC (“Colony”). As discussed below, the Partnership acquired CAI in a series of transactions that occurred during the period from July 31, 2012 (inception) through October 5, 2012. The Partnership now acts as Colony’s exclusive investment vehicle to own and operate a portfolio of single family properties on a national basis.

The Partnership acquires properties through various sources, including portfolio purchases, foreclosure auctions, single asset purchases, and joint venture investments. The Partnership intends to hold the properties for investment and rent them for income. As of March 31, 2013, the Partnership owned a portfolio of 6,989 properties (including 7,059 housing units) in 25 metropolitan statistical areas (“MSA”s) and as of December 31, 2012, the Partnership owned a portfolio of 4,198 properties (including 4,229 housing units) in 15 MSAs. All property acquisitions have been financed through capital contributions.

Colony American Homes, Inc. (“CAH” or the “General Partner”), formerly Colony Single-Family Residential, Inc., was organized on July 5, 2012 as a Maryland corporation by CAH Manager, LLC (“CAH Manager”), a subsidiary of Colony.

The Partnership is managed by CAH Manager, pursuant to a management agreement between CAH Manager and the General Partner. CAH Manager, as manager of the Partnership through CAH, may provide additional services such as property management and renovations, for which it is reimbursed at cost.

In conjunction with the formation of CAH, the CAI Investors agreed to exchange their interests in CAI for partnership interests in the Partnership, and agreed that such exchanges would occur as capital was received from CAI Investors and other investors in the Partnership. In its first closing, the Partnership received approximately $512.8 million of equity capital commitments (including amounts committed by the CAI Investors). From the period from July 31, 2012 (inception) through August 31, 2012, the Partnership held a minority ownership interest in CAI and accounted for its investment using the equity method. For the period from September 1, 2012 through October 4, 2012, the Partnership held a majority ownership interest in and consolidated CAI, with the ownership interest held by the CAI Investors reflected as noncontrolling interests in the accompanying consolidated financial statements. On October 5, 2012, all ownership interest from the first closing was contributed, and the Partnership acquired the remaining ownership interest in CAI from the CAI Investors. Accordingly, subsequent to October 5, 2012, CAI is wholly-owned by the Partnership.

As of June 24, 2013, the Partnership has received, through private placements and contributions from CAH and CAI and Investors, total equity commitments aggregating approximately $2.3 billion and all such commitments have been funded. The Partnership intends to use the net proceeds from such private placements to fund acquisitions of single-family residential assets in selected markets across the United States.

CAH serves as the general partner of, and also holds common limited partnership interest, or Series A and B Operating Partnership units (“OP units”), in the Partnership. As the general partner of the Partnership, CAH has full, exclusive and complete responsibility and discretion in the management and control of the operating partnership, including the ability to cause the operating partnership to enter into certain transactions, including acquisitions, dispositions and refinancings; provided, however, that the approval of the AGP and AGP-2 unit holders (the “Associate General Partner”), is required for certain actions, including a sale of the Partnership’s assets to the extent it involves greater than 10% of the operating partnership’s aggregate assets.

In general, the Partnership is under no obligation to give priority to the separate interests of the limited partners (Series A, B and X OP unit holders) in deciding whether to cause the Partnership to take or decline to take any actions. As the general partner of the Partnership, CAH’s consent is required for any amendment to the Partnership’s agreement. Additionally, in general, the partnership agreement may not be amended without first obtaining the consent of limited partners holding at least 50% of the ownership interests of all partners, subject to certain exclusion as provided by the partnership agreement.

Limited partners generally have no voting or consent rights, except as set forth above and for certain amendments to the partnership agreement. Amendments to the partnership agreement that would adversely affect the rights of the limited partners in any material respect must be approved by limited partners holding a majority of the OP units in the operating partnership and, if such amendments would modify certain provisions of the partnership agreement relating to distributions, allocations, and redemptions, among others, the consent of a majority in interest of the partnership units held by limited partners is required if such an amendment would disproportionately affect such limited partners.

The limited partners may not remove the General Partner with or without cause without the General Partner’s consent.

2.	Basis of Presentation and Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”).

The accompanying consolidated financial statements include the accounts of the Partnership and its majority-owned and controlled subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

Unaudited Financial Information

The accompanying unaudited interim financial statements and notes reflect all normal and recurring adjustments which, in the opinion of management, are necessary to present fairly the financial position, results of operations and cash flows of the Partnership for the interim period presented. However, the results of operations for the interim period presented are not necessarily indicative of the results that may be expected for the year ending December 31, 2013 or any other future period.

Certain information used to describe the real estate portfolio included in the Partnership’s financial statements, including total housing units and number of MSAs, are presented on an unaudited basis.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that may affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and revenues and expenses. The Partnership’s estimates are inherently subjective in nature and actual results could differ from its estimates.

Summary of Significant Accounting Policies

Principles of Consolidation

The Partnership consolidates entities in which it retains a controlling financial interest or entities that meet the definition of a variable interest entity (“VIE”) for which the Partnership is deemed to be the primary beneficiary. In performing its analysis of whether it is the primary beneficiary, at initial investment and at each quarterly reporting period, the Partnership considers whether it individually has the power to direct the activities of the VIE that most significantly affect the entity’s performance and also has the obligation to absorb losses or the right to receive benefits of the VIE that could potentially be significant to the VIE. The Partnership also considers whether it is a member of a related party group that collectively meets the power and benefits criteria and, if so, whether the Partnership is most closely associated with the VIE. In making that determination, the Partnership considers both qualitative and quantitative factors, including, but not limited to: the amount and characteristics of its investment relative to other investors; the obligation or likelihood for the Partnership or other investors to fund operating losses of the VIE; the Partnership’s and the other investors’ ability to control or significantly influence key decisions for the VIE; and the similarity and significance of the VIE’s business activities to those of the Partnership and the other investors. The determination of whether an entity is a VIE, and whether the Partnership is the primary beneficiary, involves significant judgments, including the determination of which activities most significantly affect the entities’ performance, estimates about the current and future fair values and performance of assets held by the VIE and/or general market conditions. As of March 31, 2013 and December 31, 2012, the Partnership did not have an ownership interest in any VIEs.

The Partnership accounts for its investments in joint ventures in which it does not hold a controlling financial interest but has significant influence over operating and financial policies using the equity method. Under the equity method, the Partnership initially records its investments at cost and adjusts for the Partnership’s proportionate share of net earnings or losses and other comprehensive income or loss, cash contributions made and distributions received, and other adjustments, as appropriate. Distributions of operating profit from the joint ventures are reported as part of operating cash flows while distributions related to a capital transaction, such as a refinancing transaction or sale, are reported as investing activities. The Partnership performs a periodic evaluation of its investment to determine whether the fair value of the investment is less than the carrying value, and, if so, whether such decrease in value is deemed to be other- than-temporary. There were no impairment losses recognized by the Partnership related to its investments during the three month period ended March 31, 2013 or for the period from July 31, 2012 (inception) through December 31, 2012.

Investments in Real Estate

Property acquired is recorded at purchase price, allocated between land, building, improvements, in-place leases, and equipment based upon their fair values at the date of acquisition. The Partnership utilizes various valuation studies, its own market knowledge, and published market data to estimate fair value of the assets acquired. The fair value of acquired in-place leases is determined based on the estimated cost to replace such leases, including foregone rents during an assumed re-lease period, as well as the impact on projected cash flow of acquired leases with rents above or below current market rents. Depreciation on building, fixtures, improvements, and appliances is computed on a straight-line basis over the estimated useful lives of the assets, which generally range between 15 to 40 years for buildings, improvements and land improvements, and 5 to 15 years for fixtures, equipment and appliances. The Partnership evaluates each purchase transaction to determine whether the acquired assets meet the definition of a business. Properties acquired with in-place leases are deemed to be businesses within the scope of Accounting Standards Codification 805, Business Combinations. In evaluating whether other types of property acquisitions are business combinations, the Partnership considers the form of the transaction, the nature of the assets acquired or liabilities assumed, including any identifiable intangible assets or goodwill, and other qualitative factors. Transaction costs related to acquisitions that are not deemed to be businesses are included in the cost basis of the acquired assets, while transaction costs related to acquisitions that are deemed to be businesses are expensed as incurred.

Expenditures for ordinary maintenance and repairs are expensed to operations as incurred. Expenditures for significant renovations that improve or extend the life of the asset, including construction overhead and other allocated direct costs during the renovation or lease-up period, are capitalized and depreciated over their estimated useful life. Construction overhead and allocated direct costs include payroll and other direct incremental costs associated with the CAH Manager’s renovation department, including project managers and project superintendents and costs paid to an affiliate of CAH Manager that provides construction and rehabilitation services. The Partnership reimbursed the CAH affiliate for direct and indirect labor and material costs $4.9 million for the three months ended March 31, 2013 and $5.4 million for the period from July 31, 2012 (inception) through December 31, 2012, which have been capitalized as a component of investments in real estate. The amount of construction overhead and other direct costs allocated from CAH Manager were not material for the three month period ended March 31, 2013 or for the period from July 31, 2012 (inception) through December 31, 2012. Third party costs incurred to lease the properties are included in other assets and amortized over the life of the lease.

The Partnership evaluates its long-lived assets for impairment periodically or whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The Partnership evaluates cash flows and determines impairments on a per-unit basis, which is generally a single home but may include a single property with multiple housing units. In making this determination, the Partnership reviews, among other things, current and estimated future rental revenues associated with each home or property, market information for each sub-market, including competition levels, foreclosure levels, leasing trends, lease rates, and the market prices of similar homes currently being offered for sale; and known or probable events indicating that the carrying value may not be recoverable. If an impairment indicator exists, the Partnership compares the expected future undiscounted cash flows against the carrying amount of an asset. If the sum of the estimated undiscounted cash flows is less than the carrying amount of the asset, the Partnership records an impairment loss for the difference between the estimated fair value and the carrying amount of the asset. No impairment losses were recorded during the three month period ended March 31, 2013 or for the period from July 31, 2012 (inception) through December 31, 2012.

Cash and Cash Equivalents

The Partnership considers all demand deposits, money market accounts and investments in certificates of deposit purchased with a maturity of three months or less at the date of purchase to be cash equivalents. The Partnership maintains its cash and cash equivalents and escrow deposits at financial institutions. The combined account balances at one or more institutions typically exceed the Federal Depository Insurance Corporation (“FDIC”) insurance coverage, and, as a result, there is a concentration of credit risk related to amounts on deposit in excess of FDIC insurance coverage. The Partnership believes that the risk is not significant, as the Partnership does not anticipate the financial institutions’ non-performance.

Escrow Deposits

Escrow deposits include refundable cash on deposit for property purchases and earnest money deposits.

Revenue Recognition

Rental income attributable to residential leases is recorded on a straight-line basis, which is not materially different than if it were recorded when due from residents and recognized monthly as it was earned. Leases entered into between residents and the Partnership for the rental of property units are generally for a term of one year or less, and renewable upon consent of both parties on an annual or monthly basis.

The Partnership periodically evaluates the collectability of its tenant and other receivables and maintains an allowance for doubtful accounts believed adequate to absorb potential credit losses. The provision for doubtful accounts for the three months ended March 31, 2013 and for the period from July 31, 2012 (inception) through December 31, 2012 was $513,000 and $208,000, respectively. The provision for doubtful accounts is included with general and administrative expense on the accompanying consolidated statements of operations.

The Partnership recognizes revenue from sales of real estate when the sale has occurred, title has passed, adequate initial and continuing investment by the buyer is received, possession and other attributes of ownership have been transferred to the buyer, and the Partnership is not obligated to perform significant additional activities after closing and delivery. If the buyer has provided sufficient initial and continuing investment, and all other revenue recognition criteria have been met, revenue is recognized using the full accrual method on the date of closing.

3.	Single Family Real Estate Investments

As of March 31, 2013 and December 31, 2012, the Partnership owned 6,989 and 4,198, respectively, single-family residential properties, respectively, including 7,059 and 4,229 total housing units, respectively, in the following states:

	As of March 31, 2013 (unaudited)			As of December 31, 2012
	Number of Housing Units	%	Gross Cost Basis	Number of Housing Units	%	Gross Cost Basis
		(amounts in thousands)			(amounts in thousands)
GEOGRAPHIC AREA
Arizona	838	12%	$93,660	823	20%	$91,058
California	2,035	28%	476,379	1,131	26%	224,086
Colorado	278	4%	36,837	150	3%	18,419
Delaware	2	0%	228	—	—	—
Florida	603	9%	86,630	—	—	—
Georgia	1,848	26%	183,748	1,020	24%	83,283
Nevada	405	6%	56,573	193	5%	23,148
Texas	1,050	15%	119,320	912	22%	104,772

Total	7,059	100%	$1,053,375	4,229	100%	$544,766

The Partnership has established relationships with entities (“Authorized Buyers”) that assist with sourcing acquisitions. Authorized Buyers earn an acquisition fee ranging from 2% to 5% of the acquisition price of single- family homes. Authorized Buyers assist with acquisition transactions such as large-scale portfolios, “mini bulk” transactions and individual asset acquisitions. For the three month period ended March 31, 2013 and the period from July 31, 2012 (inception) through December 31, 2012, the Partnership incurred $17.3 million and $11.6 million, respectively, in acquisition fees to Authorized Buyers. Such acquisition fees are reflected in the gross cost basis of the acquired properties. Acquisition fees associated with homes leased at acquisition are charged to expense as incurred and included with acquisition costs on the accompanying consolidated statements of operations, $0.2 million in for the three months ended March 31, 2013 and $0.1 million for the period from July 31, 2012 (inception) through December 31, 2012.

4.	Equity

The Partnership’s capital structure consists of Series A OP units, Series B OP units, Series X OP units, AGP units, AGP-2 units, Class A Special Units and Class B Special Units.

In July and August 2012, through a series of private placement transactions, the Partnership received approximately $512.8 million in capital commitments from institutional investors and certain affiliates of Colony.

During November 2012 through May 31, 2013, the Partnership raised an additional $1.8 billion in capital commitments from institutional and other investors, including affiliates of Colony. As a result of these transactions, the Partnership received aggregate commitments of approximately $2.3 billion. Investors in the private placements received one or more of the existing series or classes of operating partnership units in the Partnership in exchange for their capital commitments.

In connection with $806 million in raised capital commitments during the three months ended March 31, 2013, the Partnership incurred $32 million in offering costs payable to its placement agent. These fees were earned at the time commitments were executed and included with other liabilities on the accompanying balance sheet as of March 31, 2013.

As of March 31, 2013, the Partnership had 26,075,000 outstanding Series A OP units, 123,068,500 outstanding Series B OP units, 22,060,000 outstanding Series X OP units, 15,000,000 outstanding AGP units, 40,000,000 outstanding AGP-2 units, 51,275,000 outstanding Class A Special Units, and 26,075,000 outstanding Class B Special Units. CAH holds all of the Series A and Series B OP units, while all of the remaining classes of partnership units are held by affiliates of Colony (Class A and Class B Special Units) or pooled investment vehicles managed by Colony (Series X OP units and AGP units).

As of December 31, 2012, the Partnership had 26,075,000 outstanding Series A OP units, 4,110,010 outstanding Series B OP units, 10,200,000 outstanding Series X OP units, 15,000,000 outstanding AGP units, 10,500,000 outstanding AGP-2 units, 51,275,000 outstanding Class A Special Units, and 26,075,000 outstanding Class B Special Units. CAH holds all of the Series A and Series B OP units, while all of the remaining classes of partnership units are held by affiliates of Colony (Class A and Class B Special Units) or pooled investment vehicles managed by Colony (Series X OP units and AGP units).

At the end of each quarter, cash available for distribution from the Partnership is first distributed to the holders of Class A Special Units in an amount equal to the lesser of (A) 0.375% of the Partnership’s capital accounts, as defined in the Partnership agreement, and (B) the net income of the Partnership with respect to such quarter; provided that any excess of (A) over (B) is added to the amount distributed to the holders of Class A Special Units for subsequent quarters. After the priority distribution, if any, with respect to the Class A Special Units, any remaining cash available for distribution is allocated among each of the Series A, Series B, Series X, and AGP units and AGP-2 Units based on the percentage that the number of each series of OP units represents in comparison to the number of all outstanding partnership units. The amount allocated for distribution in respect of the AGP units, AGP-2 Units and Series X OP units is then divided between the holders of the AGP units, AGP-2 Units and Series X OP units based on their relative percentage interests in such series. The amount allocated for distribution in respect of the Series A OP units and the Series B OP units is then divided between the holders of such series of OP units and the holders of the Class B Special Units in accordance with the following formula: first to the holders of such series of OP units, until each such series receives a return of its capital contributions plus a 10% per annum cumulative preferred return; second 50% to the holders of such series of OP units and 50% to the holders of Class B Special Units until the holders of Class B Special Units have received cumulative distributions equal to 20% of the distributions (after capital has been returned) paid to the holders of such series of OP units and Class B Special Units under this formula; and third 80% to the holders of such series of OP units and 20% to the holders of Class B Special Units. The distributions payable in respect of the Class A common stock are tied to the distributions the Partnership receives as a holder of Series A OP units. The distributions payable in respect of the Class B common stock are tied to the distributions the Partnership receives as a holder of Series B OP units.

5.	Related-Party Transactions

The General Partner has entered into a management agreement with CAH Manager pursuant to which CAH Manger provides for the day-to-day management of the operating partnership’s operations, and those of its subsidiaries. CAH Manager is required to provide the Partnership with its management team, including a chief executive officer, president, chief financial officer, chief investment officer and chief compliance officer, along with appropriate support personnel, to provide management services to the partnership. CAH Manager is responsible for (1) the selection, purchase and sale of the Partnership’s portfolio investments; (2) the Partnership’s financing activities, and (3) providing the Partnership and its affiliates with investment advisory services.

The initial term of the management agreement expires on the third anniversary of the completion of an initial public offering and will be automatically renewed for a one-year term each anniversary date thereafter unless previously terminated. Under the terms of the agreement, CAH Manager receives a base management fee equal to 0.5% of stockholders’ equity (as defined in the management agreement), per annum, and an asset management fee for services rendered by CAH Manager in connection with the investigation, selection, acquisition and origination of investments equal to 0.5% of the capitalization of acquired investments. The base management fee and the asset management fee are payable by the General Partner (at the time an investment is acquired) and therefore not included in the operating results of the Partnership. For the three months ended March 31, 2013, CAH incurred $1.5 million in base management fees, and $2.8 million in asset management fees. For period from July 31, 2012 (inception) through December 31, 2012, CAH incurred $570,000 in base management fees and $1.5 million in asset management fees. In addition, the Partnership reimburses CAH Manager for its documented expenses incurred in performing certain legal, accounting, due diligence tasks and other services, including certain direct and allocated general and administrative expenses, related to leasing and property management efforts associated with the Partnership’s rental homes, and for the cost of any property management services that CAH Manager may provide or arrange to be provided with respect to the Partnership’s investments. For the three months ended March 31, 2013 and for the period from July 31, 2012 (inception) through December 31, 2012, the Partnership reimbursed to or was allocated from CAH Manager or its affiliates $3.3 million and $2.5 million in expenses, respectively.

Pursuant to a Promissory Note dated November 6, 2012, the Partnership agreed to lend CAH Manager up to $15.0 million pursuant to a revolving loan facility for start-up operating costs and expenses. Any funds drawn on the facility bear interest at a rate of LIBOR plus 3.5% per annum. The facility matures on November 6, 2019. As of March 31, 2013 and December 31, 2012, there was $9.5 million and $7.0 million, respectively, outstanding on the revolving loan facility, which is included with Other Assets on the respective balances sheets.

6.	Investment in Unconsolidated Joint Venture

The Partnership accounts for its investment in unconsolidated joint venture under the equity method of accounting, as discussed in Note 2. The significant accounting policies of the Partnership’s unconsolidated joint venture are consistent with those of the Partnership in all material respects.

On October 31, 2012, the Partnership acquired a ten percent (10%) interest in a joint venture with Fannie Mae (the “Venture”), to operate, lease, and manage a portfolio single-family residential assets primarily located in Arizona, California, and Nevada. The Partnership paid approximately $34 million to acquire its interest, and funded approximately $1 million in reserves to the Venture.

The Partnership is the managing member and responsible for the operation and management of the properties, subject to Fannie Mae’s approval on major decisions. The Partnership evaluated the entity and determined that Fannie Mae held certain participating rights that preclude the presumption of control by the Partnership. Accordingly, the Partnership accounts for the ownership interest using the equity method. At the date the Partnership acquired its interest, the Venture owned 970 properties (including 1,176 total housing units).

The condensed balance sheets of the Venture at March 31, 2013 and December 31, 2012 are as follows (in thousands):

	March 31, 2013	December 31, 2012
	(unaudited)
Assets:
Real estate, net	$156,497	$156,775
Other assets	3,502	2,285

Total assets	$159,999	$159,060

Liabilities and members’ equity:
Total liabilities	$1,540	$223
Members’ equity	158,459	158,837

Total liabilities and members’ equity	$159,999	$159,060

The condensed statements of operations for the Venture are as follows (in thousands):

	Three Months Ended March 31, 2013	Period from October 31, 2012 to December 31, 2012
	(unaudited)
Revenue:
Rental revenue	$1,854	$835

Expenses:
Property operating expenses	347	81
Property management fees	381	163
Insurance	236	157
Real estate taxes	518	343
Depreciation and amortization	731	504
General and administrative	19	—

Total expenses	2,232	1,248

Net loss	$(378)	$(413)

7.	Commitments and Contingencies

Homeowners’ Association Fees

Certain of the Partnership’s properties are located in communities that are subject to homeowners’ association fees. The fees are generally billed monthly and subject to annual adjustments. The fees cover the costs of maintaining common areas and are generally paid for by the Partnership.

Legal

From time to time, the Partnership is subject to potential liability under various claims and legal actions arising in the ordinary course of business. Liabilities are established for legal claims when an unfavorable outcome is probable and the costs can be reasonably estimated. If an unfavorable outcome is probable and a reasonable estimate of the loss is a range, we accrue the best estimate within the range; however, if no amount within the range is a better estimate than any other amount, the minimum within the range is accrued. Legal fees related to legal claims are expensed as incurred. The actual costs of resolving legal claims may be substantially higher or lower than the amounts established for those claims. Based on information currently available, management is not aware of any legal claims that would have a material effect on the Partnership’s financial statements at March 31, 2013 or December 31, 2012.

8.	Subsequent Events

The Partnership has evaluated all subsequent events through June 24, 2013, the date these financial statements were available to be issued. From April 1, 2013 through June 24, 2013, the Partnership acquired approximately 4,000 properties for a total cost basis of approximately $653 million.